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                                                      Exhibit 11



              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                                 (Unaudited)
                    (In Thousands, except per share data)

                           Three Months Ended          Six Months Ended
                                 June 30                   June 30
                            1996         1995         1996       1995
                        -----------------------------------------------

Average number of common
 shares outstanding         6,525       4,141           6,525      4,141
Common equivalent
 shares outstanding:
   Warrants                    -          124              -        124
   Stock options              255         205            229        198
                           -------     -------         ------      -----
Total common and common
  equivalent shares
  outstanding               6,780       4,470          6,754      4,463
                           ======     =======         =======     ======

Net earnings              $ 3,190   $   1,365          6,212      2,533
                          =======     =======         =======     ======
Net earnings per share    $  0.47        0.31           0.92       0.57
                          =======     =======         =======     ======